Exhibit 99.1

AVITA Therapeutics, Inc. Announces Adjournment of 2020 Annual Stockholder Meeting

October 29, 2020

VALENCIA, Calif., Oct. 29, 2020 (GLOBE NEWSWIRE) — AVITA Therapeutics, Inc. (NASDAQ: RCEL, ASX:AVH), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, wishes to advise that its 2020 Annual Stockholder Meeting (the “Annual Meeting”), which was scheduled to be held today, October 29, 2020 at 1.00 p.m. Pacific Time (being Friday, October 30, 2020 at 7.00 a.m. Australian Eastern Daylight Time (“AEDT”)), was convened and adjourned, without any business being conducted, due to the lack of the required quorum.

The required quorum for convening the Annual Meeting is a simple majority (i.e. 50%) of the Company’s common stock (calculated as of September 10, 2020) being present at the Annual Meeting. At the time the Annual Meeting was adjourned, proxies had been submitted by stockholders representing approximately 49% of the shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting (including shares of common stock underlying CHESS Depositary Interests (“CDIs”)).

As a result of the required quorum not being present, the Annual Meeting has been adjourned to 1:00 p.m. (Pacific Time) on November 9, 2020 (being Tuesday, November 10, 2020 at 7:00 a.m. (AEDT)) (“Adjourned Annual Meeting”) to allow additional time for the Company’s stockholders and holders of the Company’s CDIs to vote on the proposals set forth in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission (“SEC”) on September 25, 2020, and thereby satisfy the required quorum for the meeting. The adjourned Annual Meeting will be conducted via a live webcast. The virtual meeting link provided in the proxy statement of http://www.meetingcenter.io/266106465 can be used to access the Adjourned Annual Meeting.

During the current adjournment period, the Company will continue to solicit votes from its stockholders and CDI holders with respect to the proposals set forth in the Company’s proxy statement. The Company has engaged a proxy solicitor, Okapi Partners LLC, to assist management with obtaining adequate votes to achieve the required quorum of at least a majority of the outstanding shares of common stock (including shares of common stock underlying CDIs).

Only stockholders and CDI holders of record as of the record date, being 5:00 p.m. on September 10, 2020 (Pacific Time) (being 10:00 a.m. on September 11, 2020 (AEDT)) are entitled to vote. Valid proxies and CDI Voting Instruction Forms previously submitted in respect of the Annual Meeting will be voted at the Adjourned Annual Meeting unless properly revoked, and stockholders and CDI holders who have previously submitted a valid proxy card, CDI Voting Instruction Form or otherwise voted need not take any action unless they wish to change their vote.

Previously, the voting cut-off date for holders of the Company’s CDIs was 7:00 p.m. Monday, October 26, 2020 (AEDT). Due to the adjournment of the Annual Meeting, this voting cut off time for CDI holders has now been extended to Thursday, November 5, 2020 at 7:00 pm (AEDT).

The Company encourages all stockholders of record as at 5:00 p.m. on September 10, 2020 (Pacific Time) (being 10:00 a.m. on September 11, 2020 (AEDT)), whom have not yet voted, to do so by November 5, 2020 at 5:00 p.m. (Pacific Time) (being 8:00 p.m. on November 6, 2020 (AEDT)). Notwithstanding the foregoing, any votes properly received before the opening of the Adjourned Annual Meeting on November 9, 2020 will be accepted.

Stockholders who have any questions or require any assistance with how to complete a proxy or CDI Voting Instruction Form or who do not have the required materials, may contact Okapi Partners by telephone (toll-free within North America) at (877) 629-6356 or (call collect outside North America) at (212) 297-0720 or by email at info@okapipartners.com.

If the number of additional shares of common stock including shares of common stock underlying CDIs voted at the Adjourned Annual Meeting is not sufficient to achieve a quorum, the Company intends to adjourn the Annual Meeting again, which will require the Company to incur additional costs.

Authorized for release by the Chief Executive Officer of AVITA Therapeutics, Inc.

Important Information

This material may be deemed to be solicitation material in respect of the Annual Meeting to be held on November 9, 2020 (Pacific Time) (being November 10, 2020 (AEDT)). In connection with the Annual Meeting, the Company filed a definitive proxy statement with the SEC on September 25, 2020. BEFORE MAKING ANY VOTING DECISIONS, STOCKHOLDERS AND CDI HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR THE AUSTRALIAN SECURITIES EXCHANGE (“ASX”), BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The definitive proxy statement was mailed to stockholders and CDI holders entitled to vote at the Annual Meeting. No changes have been made to the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at https://www.sec.gov/Archives/edgar/data/1762303/000119312520254171/d37466ddef14a.htm or on the Company’s website at www.avitamedical.com. The proxy statement and any other materials filed by the Company with the ASX can be obtained free of charge at the ASX’s website www.asx.com.au and also the Company’s website at www.avitamedical.com.

ABOUT AVITA THERAPEUTICS, INC.

AVITA Therapeutics is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Therapeutics’ patented and proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES ® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Therapeutics’ first U.S. product, the RECELL ® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is indicated for use in the treatment of acute thermal burns in patients 18 years and older. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 8,000 patients globally, reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE - RECELL® Autologous Cell Harvesting Device (https://recellsystem.com/) for a full description of indications for use and important safety information including contraindications, warnings and precautions.

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This letter includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this letter include, but are not limited to, statements concerning, among other things, our ongoing clinical trials and product development activities, regulatory approval of our products, the potential for future growth in our business, and our ability to achieve our key strategic, operational and financial goal. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward- looking statement contained in this letter is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the timing of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, economic or political conditions outside of the company’s control. Investors should not place considerable reliance on the forward-looking statements contained in this letter. Investors are encouraged to read our publicly available filings for a discussion of these and other risks and uncertainties. The forward-looking statements in this letter speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.

FOR FURTHER INFORMATION:

U.S. Media Sam Brown, Inc. Christy Curran Phone +1 615 414 8668 christycurran@sambrown.com	Investors Westwicke Partners Caroline Corner Phone +1 415 202 5678 caroline.corner@westwicke.com

O.U.S Media Monsoon Communications Rudi Michelson Phone +61 (0)3 9620 3333 Mobile +61 (0)411 402 737 rudim@monsoon.com.au	AVITA Therapeutics, Inc. David McIntyre Chief Financial Officer Phone +1 661 367 9178 dmcintyre@avitamedical.com